Exhibit 4.6.2

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of August 31, 2005, is by and among AMEDISYS, INC., a Delaware corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto (individually a “Guarantor” and collectively the “Guarantors”), the Lenders (defined below) party hereto and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement (defined below) (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of July 11, 2005 (as amended, modified, supplemented, restated or amended and restated from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby);

WHEREAS, the Credit Parties have requested certain amendments to the Credit Agreement as described herein; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendment to Cover Page. The Cover Page of the Credit Agreement is amended to include UBS Securities, LLC, as Documentation Agent, and Bank of America, N.A., as Documentation Agent.

1.2 Amendment to Definition of Consolidated EBITDA. The proviso at the end of the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

; provided that, for purposes of determining Consolidated EBITDA for any period prior to the Closing Date, Consolidated EBITDA of (1) the Acquired Company and its

Subsidiaries for such period shall be the amount set forth on Schedule 1.1-4 and (2) any Person acquired by a Credit Party during such period shall be determined on a pro forma basis as if such Person was acquired at the beginning of such period.

1.3 Amendment to Definition of Excess Cash Flow. The definition of “Excess Cash Flow” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Excess Cash Flow” shall mean, with respect to any fiscal year of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures for such period minus (c) Scheduled Funded Debt Payments made during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) for such period minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries with respect to such period minus (f) increases in Consolidated Working Capital plus (g) decreases in Consolidated Working Capital minus (h) optional prepayments of the Term Loan and of the Revolving Loans (to the extent accompanied by a corresponding reduction of the Revolving Commitments) minus (i) capital expenditures excluded from the determination of Consolidated Capital Expenditures for such fiscal year pursuant to clause (iii) of the definition thereof.

1.4 Amendment to Definition of Permitted Acquisition. Clause (vii) of the definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(vii) the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries (A) in connection with any individual acquisition shall not exceed $25,000,000 and (B) for all acquisitions made during the term of this Credit Agreement (other than the NCARE Acquisition and the SpectraCare Acquisition) shall not exceed $60,000,000.

1.5 Amendment to Definition of Fixed Charge Coverage Ratio. The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated EBITDA for such period minus Pro Forma Acquisition EBITDA for such period minus Consolidated Capital Expenditures for such period minus total federal, state, local and foreign income, value added and similar taxes paid or payable in cash during such period plus Consolidated Rent Expense for such period, to (ii) the sum of Consolidated Interest Expense for such

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period plus Scheduled Funded Debt Payments for such period plus Restricted Payments made during such period plus Consolidated Rent Expense for such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ration for the fiscal quarters ending September 30, 2005, December 31, 2005 and March 31, 2006, the Fixed Charge Coverage Ratio shall be determined by annualizing the components thereof during such fiscal quarters such that (i) for the calculation of the Fixed Charge Coverage Ratio as of September 30, 2005, the components of the Fixed Charge Coverage Ratio for the fiscal quarter ending September 30, 2005 would be multiplied by four (4), (ii) for the calculation of the Fixed Charge Coverage Ratio as of December 31, 2005, the components of the Fixed Charge Coverage Ratio for the two fiscal quarter period then ending would be multiplied by two (2) and (iii) for the calculation of the Fixed Charge Coverage Ratio as of March 31, 2006, the components of the Fixed Charge Coverage Ratio for the three fiscal quarter period then ending would be multiplied by one and one-third (1 1/3).

1.6 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“NCARE Acquisition” shall mean the acquisition by the Borrower of NCARE, Inc., a Virginia corporation, pursuant to that certain Asset Purchase Agreement, dated as of August 1, 2005, between Amedisys Home Health, Inc., of Virginia and NCARE, Inc., as amended, modified or supplemented from time to time.

“SpectraCare Acquisition” shall mean the acquisition by the Borrower of SpectraCare Home Health Services, Inc., a Kentucky corporation, and its Subsidiaries pursuant to that certain Asset Purchase Agreement, dated as of August [1], 2005, among Amedisys SP-KY, L.L.C., Amedisys SP-TN, L.L.C., Amedisys SP-IN, L.L.C., Amedisys SP-OH, L.L.C. and SpectraCare Home Health Services, Inc. and its Subsidiaries and equityholders, as amended, modified or supplemented from time to time.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions.

This Amendment shall become effective as of the date hereof (the “First Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Required Lenders.

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(b) Other. The Administrative Agent shall have received such other documents, agreements or information which it may reasonably request relating to the Credit Parties and the transactions contemplated by this Amendment and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Administrative Agent in its sole good faith discretion.

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. All references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

3.3 Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Documents.

3.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

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3.5 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.6 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

3.7 General Release. In consideration of the Required Lenders entering into this Amendment, the Credit Parties hereby release each of the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Documents on or prior to the date hereof, except, with respect to any such Person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such Person’s gross negligence or willful misconduct.

3.8 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.9 Consent to Jurisdiction and Service of Process; Waivers of Jury Trial and Consequential Damages. The jurisdiction, service of process and waivers of jury trial and consequential damages provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

3.10 Fees. The Borrower agrees to pay all fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Moore & Van Allen PLLC.

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IN WITNESS WHEREOF the Borrower, the Guarantors and the Required Lenders have caused this Amendment to be duly executed on the date first above written.

BORROWER:	AMEDISYS, INC.,
a Delaware corporation

	By:	/s/ Gregory H. Browne
	Name:	Gregory H. Browne
	Title:	Chief Financial Officer

GUARANTORS:

AMEDISYS HOME HEALTH, INC. OF ALABAMA
AMEDISYS HOME HEALTH, INC. OF FLORIDA
AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA
AMEDISYS HOME HEALTH, INC. OF VIRGINIA
HOME HEALTH OF ALEXANDRIA, INC.
AMEDISYS LOUISIANA, L.L.C.
AMEDISYS LA ACQUISITIONS, L.L.C.
AMEDISYS PRIVATE DUTY OF GEORGIA, INC.
AMEDISYS, INC.
AMEDISYS GEORGIA, L.L.C.
AMEDISYS NORTHWEST, L.L.C.
AMEDISYS NORTH CAROLINA, L.L.C.
AMEDISYS OKLAHOMA, L.L.C.
AMEDISYS TENNESSEE, L.L.C.
AMEDISYS SPECIALIZED MEDICAL SERVICES, INC.
AMEDISYS QUALITY OKLAHOMA, L.L.C.
AMEDISYS EQUITY GROUP, L.L.C.
AMEDISYS HEALTH MANAGEMENT, L.L.C.
AMEDISYS TEXAS, LTD.
AMEDISYS ARKANSAS, LLC.
AMEDISYS DIABETIC SUPPLY, L.L.C.
AMEDISYS HOSPICE, L.L.C.
AMEDISYS MISSISSIPPI, L.L.C.
AMEDISYS SOUTH FLORIDA, L.L.C.
AMEDISYS SC, L.L.C.
AMEDISYS PROPERTY, LLC.
AMEDISYS MARYLAND, L.L.C.
AMEDISYS HOLDINGS, LLC.
HMR ACQUISITION, INC.
HOUSECALL MEDICAL RESOURCES, INC.
ADVENTA HOSPICE, INC.
HHC, INC.
HOUSECALL HOME HEALTH, INC.
HOUSECALL MEDICAL SERVICES, INC.
HOUSECALL SCS MANAGEMENT, INC.
HOUSECALL SIC MANAGEMENT, INC.
HOUSECALL SUPPORTIVE SERVICES, INC.
HOUSECALL, INC.

By:	/s/ Gregory H. Browne
Name:	Gregory H. Browne
Title:	Treasurer

ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

	By:	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Steven Wagablas
Name:	Steven Wagablas
Title:	Duly Authorized Signatory

UBS LOAN FINANCE, LLC as a Lender

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director, Banking Products Services, US

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US